As filed with the Securities and Exchange Commission on January 10, 2019

Registration No. 333-224722

333-217746

333-213755

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APPTIO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-1175252
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11100 NE 8th Street, Suite 600

Bellevue, WA 98004

(Address of principal executive offices, including zip code)

2016 Equity Incentive Plan

2016 Employee Stock Purchase Plan

2011 Executive Equity Incentive Plan

2007 Stock Plan

(Full title of the plan)

Sachin Gupta

President and Chief Executive Officer

Apptio, Inc.

11100 NE 8th Street, Suite 600

Bellevue, WA 98004

(866) 470-0320

(Name, address and telephone number, including area code, of agent for service)

Copies to:

John Morrow

Executive Vice President

Apptio, Inc.

11100 NE 8th Street, Suite 600

Bellevue, WA 98004

(866) 470-0320

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Apptio, Inc. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-224722	May 7, 2018	2016 Equity Incentive Plan	2,105,647
		2016 Employee Stock Purchase Plan	421,129
333-217746	May 5, 2017	2016 Equity Incentive Plan	1,916,887
		2016 Employee Stock Purchase Plan	383,377
333-213755	September 23, 2016	2016 Equity Incentive Plan	3,800,000
		2016 Employee Stock Purchase Plan	750,000
		2011 Executive Equity Incentive Plan	7,424,258(1)
		2007 Stock Plan	15,735,320(2)

(1)

Includes 3,712,129 shares of Class B common stock reserved for issuance pursuant to stock option awards outstanding under such plan on the date the Registration Statement on Form S-8 (File No. 333-213755) was originally filed with the SEC. On May 10, 2018, all outstanding shares of Class B common stock automatically converted into the same number of shares of Class A common stock pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation.

(2)

Includes 7,867,660 shares of Class B common stock reserved for issuance pursuant to stock option awards outstanding under such plan on the date the Registration Statement on Form S-8 (File No. 333-213755) was originally filed with the SEC. On May 10, 2018, all outstanding shares of Class B common stock automatically converted into the same number of shares of Class A common stock pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation.

On November 9, 2018, the Company entered into an Agreement and Plan of Merger, (the “Merger Agreement”) with Bellevue Parent, LLC, a Delaware limited liability company (“Parent”) and Bellevue Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on January 10, 2019, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated, as of the date hereof, all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on January 10, 2019.

APPTIO, INC.

By:	/s/ John Morrow
John Morrow
EVP, Corporate Development, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.